Exhibit 99.1

Source:  RELM Wireless Corporation

Press Release

RELM Wireless Announces Second Quarter Results

WEST MELBOURNE, FL, August 2, 2005 - RELM Wireless Corporation (OTC Bulletin Board: RELM - News) today announced its operating results for the second quarter and year-to-date ended June 30, 2005.

RELM’s sales for the second quarter ended June 30, 2005 increased approximately 29.5 percent ($1.5 million) to $6.4 million, compared to $4.9 million for the same quarter last year. Second quarter pre-tax income increased approximately 83.5 percent ($0.4 million) to $0.8 million, up from $0.4 million for the same quarter last year. Net income for the quarter was approximately $0.5 million, or $0.04 per diluted share, compared to net income of $0.4 million, or $0.03 per diluted share, for the same quarter last year, as the Company recognized non-cash deferred tax expense for the quarter of approximately $0.3 million. No tax expense or benefit was recognized for the same period last year.

Sales for the year-to-date ended June 30, 2005 increased approximately 20.5 percent ($2.0 million) to $11.9 million, compared to $9.9 million for the same period last year. Year-to-date pre-tax income increased approximately 78.5 percent ($0.6 million) to $1.3 million, up from $0.7 million for the same period last year. Year-to-date net income was approximately $0.8 million, or $0.06 per diluted share, compared to net income of $0.7 million, or $0.07 per diluted share, for the same period last year, as the Company recognized non-cash deferred tax expense for the period of approximately $0.5 million. No tax expense or benefit was recognized for the same period last year.

Sales growth for the quarter and year-to-date was driven primarily by new product introductions and sales from new contracts. This includes sales of the Company’s new BK Radio GPH-CMD portable radio custom-designed for the California Department of Forestry (CDF), which was specified in the contract awarded by the CDF during the first quarter. The Company’s digital APCO Project 25 radios, with new encryption capabilities introduced in the first quarter 2005, also contributed to sales for the quarter and year-to-date. Improved sales were realized from the Company’s expanded line of Relm/BK RP-Series products, many of which were introduced during the first quarter 2005, targeting commercial, industrial and municipal applications.

Gross profit margins for the second quarter increased to 51.0 percent from 47.2 percent for the same period last year, while year-to-date gross margins increased to 47.7 percent from 44.7 percent for the same period last year. Production efficiencies have improved and material, labor and manufacturing support expenses have been reduced. In addition, increased sales volumes have enabled the Company to utilize more fully its base of manufacturing support expenses. Sales of newer high-specification digital and analog products, incorporating recent, more cost-effective product designs, comprised a greater portion of total sales in the first six months of 2005 compared to the same period last year, further contributing to improved margins.

SG&A expenses for the three months ended June 30, 2005 totaled approximately $2.4 million (37.8 percent of sales) compared to approximately $1.9 million (37.9 percent of sales) for the same period last year. Year-to-date SG&A expenses totaled approximately $4.4 million (36.6 percent of sales) compared to approximately $3.6 million (35.9 percent of sales) for the same period last year. The overall increase in SG&A expenses is attributable primarily to expanded product development as well as selling and marketing initiatives.

For the quarter and year-to-date ended June 30, 2005, the Company recognized non-cash deferred income tax expense of approximately $0.3 million and $0.5 million, respectively, and reduced its current net deferred tax asset by a corresponding amount, reflecting the tax effect of income for the quarter. No tax expense or benefit was recognized for the same period last year. This is a non-cash expense derived from the valuation of the Company’s net deferred tax asset, which is comprised primarily of net operating loss carryforwards (NOLs). The Company cannot presently estimate what, if any, changes to the valuation of its deferred tax asset may be made in the future. Future losses or income may make it necessary for the Company to decrease or increase its net deferred net tax asset recognized as of June 30, 2005.

-  MORE -

RELM President and Chief Executive Officer Dave Storey commented, “We are pleased with our continuing trend of improved operating results. Sales, gross margins and pretax income all improved compared to the same periods last year, reflecting the momentum we are gaining from new products and contracts. More recently, our new Project 25 digital mobile radio received FCC type acceptance, and we were awarded a contract from the U.S. Postal Service. Both of these items, we believe, will contribute to future growth. We remain focused on expanding our addressable markets with new products, capitalizing on a theme of superior value.”

About RELM

For nearly six decades, RELM Wireless Corp. has manufactured and marketed high-specification two-way communications equipment for use by public safety professionals and government agencies, as well as radios for use in a wide range of commercial and industrial applications, including disaster recovery. Revolutionary advances include new low-cost digital portable two-way radios compliant with APCO Project 25 technical specifications. Products are manufactured and distributed worldwide under the BK Radio, RELM/BK and RELM brand names. The company maintains its headquarters in West Melbourne, Florida and can be contacted through its web site at http://www.relm.com or directly at 1-800-821-2900.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act Of 1995. These forward-looking statements concern the Company’s operations, economic performance and financial condition and are based largely on the Company’s beliefs and expectations. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors and risks include, among others, the following: reliance on contract manufacturers; heavy reliance on sales to the U.S. Government; federal, state and local budget deficits and spending limitations; limitations in available radio spectrum for use by land mobile radios; general economic and business conditions; changes in customer preferences; competition; changes in technology; changes in business strategy; the debt and inventory levels of the Company; quality of management, business abilities and judgment of the Company’s personnel; and the availability, terms and deployment of capital. Certain of these factors and risks, as well as other risks and uncertainties are stated in more detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and in the Company’s subsequent filings with the SEC. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

RELM WIRELESS CORPORATION

Condensed Consolidated Statements of Income

(In Thousands Except Per Share Amounts)

	Three Months Ended		Six Months Ended
	(Unaudited)		(Unaudited)
	6/30/2005	6/30/2004	6/30/2005	6/30/2004

Sales	$6,408	$4,947	$11,948	$9,918

Costs & Expenses:
Cost of Sales	3,142	2,612	6,242	5,484
Selling, General and Administrative Expenses	2,422	1,875	4,372	3,565
Total Costs & Expenses	5,564	4,487	10,614	9,049

Operating Income	844	460	1,334	869

Other Income (Expense):
Interest Expense	(9)	(67)	(14)	(145)
Other Income	(16)	8	4	17

Pretax Income	819	401	1,324	741

Deferred Income Tax Expense **	308	0	481	0

Net Income	$511	$401	$843	$741

Earnings per share - basic	$0.04	$0.04	$0.06	$0.07

Earnings per share - diluted	$0.04	$0.03	$0.06	$0.07

Weighted Average Common Shares Outstanding, Basic	13,034	11,050	13,031	10,150
Weighted Average Common Shares Outstanding, Diluted	13,506	11,786	13,513	10,875

** For the quarter and year-to-date ended June 30, 2005, the Company recognized non-cash deferred income tax expense of approximately $0.3 million and $0.5 million, respectively, and reduced its current net deferred tax asset by a corresponding amount, reflecting the tax effect of income for the quarter and year-to-date. No tax expense or benefit was recognized for the same period last year. This is a non-cash expense derived from the valuation of the Company’s net deferred tax asset, which is comprised primarily of net operating loss carryforwards (NOLs).

RELM WIRELESS CORPORATION

Condensed Consolidated Balance Sheets

(In Thousands Except Share Data) (Unaudited)

	June 30 2005	December 31 2004
ASSETS
Current Assets:
Cash & Cash Equivalents	$3,684	$3,140
Trade Accounts Receivable, Net	3,601	3,651
Inventories, Net	5,868	4,735
Deferred tax assets, net **	868	1,338
Prepaid Expenses & Other Current Assets	306	326
Total Current Assets	14,327	13,190

Property, Plant and Equipment, Net	1,305	1,291
Deferred tax assets, net	4,924	4,924
Other Assets	274	288
Total Assets	$20,830	$19,693

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of long-term debt	$150	$700
Accounts payable	1,095	520
Accrued compensation and related taxes	757	549
Accrued warranty expense	164	118
Accrued other expenses and other current liabilities	338	352
Total Current Liabilities	2,504	2,239

Long-Term Debt	—	—

Commitments and Contingencies	—	—

Stockholders' Equity:
Preferred stock; $1.00 par value; 1,000,000 authorized shares, none issued or outstanding.	—	—
Common stock; $0.60 par value; 20,000,000 authorized shares, 13,070,824 and 12,872,618 issued and outstanding shares at June 30, 2005 and	—	—
December 31, 2004, respectively.	7,842	7,723
Additional paid-in capital	22,704	22,794
Deficit	(12,220)	(13,063)
Total Stockholders' Equity	18,326	17,454

Total Liabilities and Stockholders' Equity	$20,830	$19,693

** For the quarter and year-to-date ended June 30, 2005, the Company recognized non-cash deferred income tax expense of approximately $0.3 million and $0.5 million, respectively, and reduced its current net deferred tax asset by a corresponding amount, reflecting the tax effect of income for the quarter and year-to-date. No tax expense or benefit was recognized for the same period last year. This is a non-cash expense derived from the valuation of the Company’s net deferred tax asset, which is comprised primarily of net operating loss carryforwards (NOLs).